UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 28, 2005

Republic Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14267	65-0716904

(Commission File Number)	(IRS Employer Identification No.)

110 SE 6th Street, 28th Floor, Fort Lauderdale, Florida	33301

(Address of Principal Executive Offices)	(Zip Code)

(954) 769-2400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

     On June 28, 2005, we entered into a $750.0 million Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent (the “Administrative Agent”), Citibank, N.A., as syndication agent (the “Syndication Agent”), JP Morgan Chase Bank, N.A., Barclays Bank PLC and SunTrust Bank, as co-documentation agents, the other lenders party thereto, and Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers.

     The Credit Agreement provides us with a new unsecured credit facility (the “New Credit Facility”) of up to $750.0 million in revolving loans and letters of credit. The maturity date of the New Credit Facility is June 2010. At our option, borrowings under the New Credit Facility bear interest at LIBOR-based rates or at prime rate based rates. We use our credit facility primarily for letters of credit required in the ordinary course of business.

     The Credit Agreement contains customary affirmative and negative covenants, including, among other things, covenants requiring us to maintain certain financial ratios and comply with certain financial covenants. We have the ability under the covenants in the Credit Agreement to pay dividends and repurchase our common stock provided that we are in compliance with the covenants.

     In the event of default under the Credit Agreement, the Administrative Agent may: (i) terminate all commitments and obligations; (ii) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under all outstanding letters of credit to be immediately due and payable; (iii) declare the unpaid principal amount of all outstanding loans, all interest accrued and unpaid thereon, and all other amounts owing or payable to be immediately due and payable and (iv) exercise all other rights and remedies available under the loan documents or applicable law.

     The New Credit Facility replaced our $300.0 million short-term credit facility and our $450.0 million long-term credit facility, discussed below in Item 1.02 of this Current Report.

     This description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 4.1 to this report, which is incorporated by reference herein.

ITEM 1.02 TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

     We entered into (i) a certain Long Term Credit Agreement, dated as of July 3, 2002, with the Administrative Agent, the Syndication Agent, the other entities party thereto and the lenders from time to time party thereto, and (ii) a certain Short Term Credit Agreement, dated as of July 3, 2002, with the Administrative Agent, the Syndication Agent, the other entities party thereto and the lenders from time to time party thereto (collectively the “Existing Credit Agreements”). The Existing Credit Agreements provided credit facilities in the outstanding maximum aggregate principal amount of

$300.0 million under the short-term credit facility and $450.0 million under the long-term facility. We renewed the short-term facility on an annual basis. On June 28, 2005, in connection with the entering into of the New Credit Facility described in Item 1.01 of this Current Report, the Existing Credit Agreements were terminated.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

     As described in Item 1.01 of this Current Report, on June 28, 2005, we entered into a $750.0 million Credit Agreement. The description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement filed as Exhibit 4.1 to this report, which is incorporated by reference herein.

     As of June 28, 2005, we had $387.2 million of letters of credit outstanding and $362.8 million available for borrowing or additional letters of credit under the New Credit Facility.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
4.1
Credit Agreement, dated as of June 28, 2005, by and among Republic Services, Inc., Bank of America, N.A., as administrative agent, Citibank, N.A., as syndication agent, JP Morgan Chase Bank, N.A., Barclays Bank PLC and SunTrust Bank, as co-documentation agents, the other lenders party thereto, and Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers.

SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 5, 2005	REPUBLIC SERVICES, INC.
	By:	/s/ Tod C. Holmes
Tod C. Holmes
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

	By:	/s/ Charles F. Serianni
Charles F. Serianni
Vice President and Chief Accounting Officer (Principal Accounting Officer)

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